Exhibit 10.3

Pre-bid Agreement

MLC Centre Martin Place Sydney New South Wales 2000 Australia

Telephone +61 2 9225 5000  Facsimile +61 2 9322 4000

www.freehills.com  DX 361 Sydney

SYDNEY MELBOURNE PERTH BRISBANE SINGAPORE

Correspondent Offices HANOI HO CHI MINH CITY JAKARTA KUALA LUMPUR

Reference

Table of contents

Clause

1	Definitions and interpretation
	1.1	Definitions
	1.2	Interpretation

2	Takeover Bids
	2.1	Making of Takeover Bid
	2.2	Target’s assessment of Takeover Bid

3	Release from Bidder’s obligations in Non-Disclosure Agreement
	3.1	Disclosure of confidential information

4	Undertaking to reimburse expenses
	4.1	Detriment to Bidder
	4.2	Benefit to Target and its shareholders
	4.3	Reimbursement amount
	4.4	Limited exceptions
	4.5	Compliance with law
	4.6	Repayment
	4.7	Reasonableness of Reimbursement Amount
	4.8	Enforcement

5	Facilitation of Offer
	5.1	Assistance by Target
	5.2	Regulatory approvals
	5.3	Confidentiality
	5.4	Early dispatch of offers

6	No solicitation
	6.1	Prohibition
	6.2	Response to unsolicited approach

7	Takeover Offer – Variation and Waiver
	7.1	Variation
	7.2	Waiver of Conditions and extension
	7.3	Disclosures by Target

8	Warranties

9	General
	9.1	Notices
	9.2	Governing law and jurisdiction
	9.3	Prohibition and enforceability
	9.4	Waivers and variation

1

9.5	Entire Agreement
9.6	Costs and expenses
9.7	Assignment
9.8	Further assurances
9.9	Time of the essence
9.10	Counterparts
9.11	Attorneys

Schedule 1 – Agreed Announcement

Schedule 2 – Agreed Bid Terms

2

This agreement

is made on 15 November 2005 between the following parties:

1                                        Stargames Limited
ACN 003 190 501
1 Sheridan Close, Milperra NSW 2214, Australia
(Target)

2                                        Shuffle Master, Inc.
of 1106 Palms Airport Drive Las Vegas, NV 89119-3730, United States of America
(Bidder)

Recitals

A.                                  Bidder is considering making, or causing a subsidiary to make, a Takeover Bid to acquire Target Shares.

B.                                    Bidder has represented to Target that it is a pre-requisite to Bidder making, or causing a subsidiary to make, the Takeover Bid that Target enters into this agreement.

The parties agree

in consideration of, among other things, the mutual promises contained in this agreement:

1                                        Definitions and interpretation

1.1                               Definitions

In this agreement:

ACCC means the Australian Competition and Consumer Commission;

ASIC means the Australian Securities and Investments Commission;

Agreed Announcement means the announcement set out in Schedule 1;

Agreed Bid Terms means the terms and conditions set out in Schedule 2;

Announcement Date means the date on which Bidder makes the public proposal referred to in clause 2.1;

Bidder Group means the Bidder and its related bodies corporate;

Business Day means a day on which the banks are open for business in Sydney excluding a Saturday, Sunday or public holiday;

Condition Period means the period beginning on the Announcement Date and ending at the end of the Offer Period;

Competing Takeover Bid means any proposal or offer with respect to any transaction (by purchase, scheme of arrangement, takeover bid or otherwise) that would, if completed substantially in accordance with its terms, result in any person (or group of persons) other than Bidder or its related corporations acquiring control of Target;

Corporations Act means the Corporations Act 2001 (Cth);

Gaming Authority means any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world that has responsibility for the regulation of and/or licensing in the gaming industry and includes without limitation the Department of Gaming and Racing (NSW), Director of Liquor and Gaming (NSW), the Licensing Court of New South Wales, Queensland Office of Gambling Regulation, Department of Racing, Gaming and Liquor (WA), Victorian Commission for Gambling Regulation, Office of the Liquor and Gambling Commissioner (QLD), ACT Gambling and Racing Commission, Northern Territory Licensing Commission and the Tasmanian Gaming Commission, Liquor and Gaming Branch of the Revenue, Gaming and Licensing Division of the Department of Treasury and Finance (Tas), Commissioner for Licensing (Tas) and the Licensing Board of Tasmania;

Government Agency means any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world;

Impugned Amount has the meaning given in clause 4.5;

Non-Disclosure Agreement means the mutual non-disclosure agreement and exclusivity agreement between the Target and the Bidder dated 3 October 2005;

Offer means the offer to acquire the Target Shares made in connection with the Takeover Bid;

Offer Period means the period that the Offer is open for acceptance;

Prescribed Date means the earlier of the date which is:

(a)                                           90 days after the first date on which the documents are sent by the Bidder under item 6 of section 633(1) of the Corporations Act; and

(b)                                          30 days after the conditions in each of paragraphs 2(a) and 2(e) of Schedule 2 are either fulfilled or waived;

Public Authority means any government or any governmental, semi-governmental, administrative, statutory or judicial entity, authority or agency, whether in Australia or elsewhere, including the ACCC (but excluding the Takeovers Panel, ASIC and any court that hears or determines proceedings under section 657G or proceedings commenced by a person specified in section 659B of the Corporations Act in relation to the Takeover Bid).  It also includes any self-regulatory organisation established under statute or any stock exchange. For the avoidance of doubt it also includes without limitation any Gaming Authority;

Reimbursement Amount means A$1,536,000;

Takeover Bid means a takeover bid of Bidder or a wholly owned subsidiary of Bidder that satisfies the requirements in clause 2.1;

Target Board means the board of directors of Target;

Target Group means the Target and its related bodies corporate;

Target Option means an option, issued by Target, to acquire an unissued ordinary share in Target;

Target Share means an ordinary share in the capital of Target;

Target Shareholder means a holder of Target Shares; and

A$ or $ means the lawful currency of the Commonwealth of Australia.

1.2                               Interpretation

In this agreement, headings and bold text are for convenience only and do not affect the interpretation of this agreement and, unless the context otherwise requires:

(a)                                 the singular includes the plural and vice versa;

(b)                                other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(c)                                 an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(d)                                a reference to any thing (including, but not limited to, any right) includes a part of that thing but nothing in this clause 1.2(d) implies that performance of part of an obligation constitutes performance of the obligation;

(e)                                 a reference to a clause, party or schedule is a reference to a clause of, and a party or schedule to, this agreement and a reference to this agreement includes any schedule;

(f)                                   a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(g)                                a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(h)                                a reference to a party to a document includes that party’s successors and permitted assigns;

(i)                                    a reference to an agreement other than this agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(j)                                    a reference to any time is a reference to that time in Sydney;

(k)                                 an expression defined in, or given a meaning for the purpose of, the Corporations Act in a context similar to that in which the expression is used in this agreement has the same meaning or definition; and

(l)                                    if an event must occur on a stipulated day that is not a Business Day then the stipulated day will be taken to be the next Business Day.

2                                        Takeover Bids

2.1                               Making of Takeover Bid

(a)                                 Bidder agrees to:

(1)                                 make offers pursuant to a takeover bid under Chapters 6 to 6C of the Corporations Act to acquire all the Target Shares (other than Target Shares held by the Bidder prior to the commencement of the Offer Period) on terms no less favourable to Target Shareholders than the Agreed Bid Terms; and

(2)                                 publicly propose (by means of an announcement to the Australian Stock Exchange which is substantially in accordance with the form of the Agreed Announcement) to make offers under the Takeover Bid immediately after both parties have executed this agreement.

(b)                                Bidder may satisfy its obligations under clause 2.1(a) by causing a wholly owned subsidiary to do the things referred to in paragraphs 2.1(a)(1) or 2.1(a)(2). If Bidder does that:

(1)                                 references to the Takeover Bid are references to the takeover bid of the subsidiary; and

(2)                                 references to the Bidder making the Takeover Bid are to the Bidder causing the subsidiary to make the Takeover Bid.

2.2          Target’s assessment of Takeover Bid

Target represents and warrants that:

(a)                                 the Target Board has met and considered the possibility of Bidder agreeing to make the Takeover Bid; and

(b)                                each Target director has informed Target that, if Bidder complies with clause 2.1(a)(2), the director will recommend that Target Shareholders accept an offer under the Takeover Bid and that recommendation will be subject only to a qualification that there is no Competing Takeover Bid or other qualification consistent with the directors’ reasonable exercise of their fiduciary duties.

3                                        Release from Bidder’s obligations in Non-Disclosure Agreement

3.1                               Disclosure of confidential information

The Target releases the Bidder from its confidentiality obligations under the Non-Disclosure Agreement to the extent that the Bidder is required by law to disclose any Confidential Information (as defined in the Non-Disclosure Agreement) in a bidder’s statement relating to the Takeover Bid.

4                                        Undertaking to reimburse expenses

4.1                               Detriment to Bidder

Target acknowledges that Bidder will suffer significant costs, expenses and losses as set out in clause 4.7 if Bidder announces or makes the Takeover Bid but does not succeed with that Takeover Bid including as a direct or indirect result of:

(a)                                 any Target director not making a recommendation that Target Shareholders accept the offer under the Takeover Bid; or

(b)                                a Competing Takeover Bid; or

(c)                                 Target Shareholders not accepting the Offer.

4.2          Benefit to Target and its shareholders

Target and its directors consider that significant benefits will flow to Target and Target Shareholders if Bidder makes the Takeover Bid.  Target acknowledges that Target’s entry into to this agreement generally and this clause 4 in particular is necessary to induce Bidder to do the things referred to in clause 2.1.

4.3                               Reimbursement amount

(a)                                 Target must pay to Bidder as compensation for the reasonable costs, expenses and losses incurred by Bidder in relation to the announcement  or making of the Takeover Bid an amount equal to the Reimbursement Amount if:

(1)                                 any Target director does not make or withdraws the recommendation referred to in clause 2.2(b);

(2)                                 any Target director makes a recommendation to Target Shareholders in favour of a Competing Takeover Bid;

(3)                                 a Competing Takeover Bid is made, and the Competing Bidder acquires a relevant interest in more than 50% of Target Shares; or

(4)                                 the Bidder does not acquire a relevant interest in at least 90% of Target Shares by the end of the Offer Period and clause 4.4 does not except the Target from its obligations under this clause .

(b)                                The Reimbursement Amount must be paid by Target to Bidder within 10 Business Days upon a written demand being made by Bidder at any time after the occurrence of any of the events referred to in paragraphs 4.3(a)(1), 4.3(a)(2), 4.3(a)(3) and 4.3(a)(4) which specifies the event that has given rise to the obligation of Target to pay the Reimbursement Amount.

4.4                               Limited exceptions

(a)                                 The Target is not required to pay the Reimbursement Amount under clause 4.3(a)(4) if the Bidder does not acquire a relevant interest in at least 90% of Target Shares by the end of the Offer Period if:

(1)                                 regulatory approvals: a condition set out in paragraphs 2(a) or 2(e) in Schedule 2 is not or will not be fulfilled and that non-fulfilment is a direct result solely of an act or omission by a member of the Bidder Group; or

(2)                                 other conditions: a condition set out in any of paragraphs 2(h), 2(j),  2(k) or 2(l) in Schedule 2 is not or will not be fulfilled; and

(3)                                 no other condition triggered: there are no other circumstances,  other than one of the non-fulfilment circumstances described in clause 4.4(a)(1) or 4.4(a)(2), which would entitle the Bidder not to complete the purchase of Target Shares the subject of acceptances of the Offer.

(b)                                The Target is not required to pay the Reimbursement Amount under clause 4.3(a)(4) if the Bidder does not acquire a relevant interest in at least 90% of Target Shares by the end of the Offer Period and the Offer Period closes before the Prescribed Date.

(c)                                 For the avoidance of doubt, if the written demand given under clause 4.3(b) specifies a number of events as the basis for the demand, provided that at least one of the events does not fall within clauses 4.4(a)(1), 4.4(a)(2) or 4.4(b), then the Target will be obliged to pay the Reimbursement Amount on the terms set out in this agreement, even if one or more of the events set out in clauses 4.4(a)(1), 4.4(a)(2) or 4.4(b) is also included in the written demand.

4.5                               Compliance with law

If it is finally determined following the exhaustion of all reasonable avenues of appeal by the Takeovers Panel or a Court that all or any part of the payment required to be made under clause 4.3 (the Impugned Amount):

(a)                                 is unlawful;

(b)                                involves a breach of the duties of the directors of Target; or

(c)                                 constitutes unacceptable circumstances,

then:

(d)                                Target’s obligation under clause 4.3 does not apply to the extent of the Impugned Amount; and

(e)                                 if Bidder has received the Impugned Amount, Bidder must refund it to Target within 10 Business Days of the final determination.

4.6                               Repayment

If, notwithstanding the occurrence of any of the events referred to in paragraphs 4.3(a)(1), 4.3(a)(2), 4.3(a)(3) or 4.3(a)(4), Bidder and its related bodies corporate ultimately acquire full beneficial ownership of more than 50% of Target Shares and Target, Bidder must repay to Target any amount received by it under this clause 4.

4.7                               Reasonableness of Reimbursement Amount

The parties acknowledge that the Reimbursement Amount is reasonable in the context of the Takeover Bid and fair compensation for the costs, expenses and losses which Bidder has incurred or will incur in connection with the consideration of, announcing or the making of the Takeover Bid if the Bidder does not succeed in the Takeover Bid, having regard to Bidder’s reasonable costs, expenses and losses which include, but are not limited to:

(a)                                 the professional costs of financial, public relations, legal and accounting advisers;

(b)                                travel and accommodation expenses and other  out of pocket costs and expenses incurred by the Bidder, including for its directors, officers, employees and advisers, in planning and making the Takeover Bid (including, without limitation, expenses incurred in connection with conducting due diligence investigations into the Target); and

(c)                                 costs of raising, servicing, maintaining and managing Bidder’s funding, interest and exchange rate exposure and any exchange rate gains or losses resulting from these and other risks in contemplation and implementation of the Takeover Bid (including any fees and costs payable to the US Securities and Exchange Commission related to the payment of the consideration under the Takeover Bid or the registration of securities or any other public filings in relation to the Takeover Bid or the financing of the Takeover Bid.)

4.8                               Enforcement

(a)                                 The parties agree that the exclusive forum for and that all disputes arising out of or in connection with clause 4 must be finally settled under the Rules of Arbitration of the International Chamber of Commerce (Rules) by one or more arbitrators appointed in accordance with the said Rules.

(b)                                The arbitration will be held in New York.

(c)                                 A party must not commence or maintain any other proceeding or action relating to any dispute arising out of or in connection with clause 4 other than in accordance with this clause 4.8.

(d)                                The party that is unsuccessful in the arbitration must pay the costs and expenses (including attorney fees) of the successful party and the costs of the arbitration.

(e)                                 The parties acknowledge that it is their intention that any and all disputes arising under clause 4 of this agreement be resolved in accordance with this clause 4.8.

(f)                                   Bidder and Target each agree that they will not (and will procure that their associates will not) engage in any activities which frustrate or which may frustrate or which otherwise conflicts with the parties intentions as stated in this clause 4.8(c).

5                                        Facilitation of Offer

5.1          Assistance by Target

Target must ensure that Bidder is given reasonable access to the senior management of Target to discuss, review and be shown such information concerning Target as Bidder may reasonably require for the purpose of remaining current with developments in Target’s business and for preparing for the integration of Target’s business with that of Bidder, but only to the extent to which Target or its directors may comply with this clause 5.1 without breaching any of their statutory or fiduciary duties or contractual obligations (in the reasonable opinion of the directors of Target reasonably formed in the utmost good faith in reliance on specific written legal and other appropriate advice).

5.2                               Regulatory approvals

(a)                                 Each party must:

(1)                                 use reasonable endeavours to perform all acts and do all things within its reasonable control so as to obtain the regulatory approvals or consents described in the condition in paragraph 2(a) of schedule 2; and

(2)                                 lodge all necessary applications with each relevant Gaming Authority as soon as is practicable after the date of this agreement,

but neither party is required to take any action or make any commitment which would require the divestiture of assets by Target or the Bidder or any subsidiary of either or would require an appeal to, or other review of a decision by, a Court or other Government Agency.

(b)                                A party will not be in breach of clause 5.2(a) unless the party does not remedy a failure to comply with that clause within 5 Business Days of a notice from the other party specifying the failure.

(c)                                 The parties agree that the Target’s liability and the Bidder’s rights under clause 4 are not affected by any breach or alleged breach of clause 5.2(a) except if provided by paragraph 4.3 where the act or omission by the Bidder is the breach of clause 5.2(a).

5.3                               Confidentiality

The Non-Disclosure Agreement applies, subject to clause 3.1 of this agreement, to information disclosed by the Target under clause 5.1.

5.4                               Early dispatch of offers

(a)                                 Subject to clause 5.4(b), Target agrees that the offers and accompanying documents to be sent by the Bidder under the Takeover Bid under Item 6 of section 633(1) of the Corporations Act may be sent on a date nominated by the Bidder in consultation with Target that is earlier than the date for sending under Item 6 of section 633(1).

(b)                                The date on which the documents are sent by the Bidder under item 6 of section 633(1) of the Corporations Act must be no later than the date which is 7 days after the bidder’s statement relating to the Takeover Bid is sent to Target.

6                                        No solicitation

6.1                               Prohibition

For the period until the earlier of the last day of the Offer Period and the day which is 120 days after the date of this agreement Target must not and must ensure that each of its related bodies corporate, officers, employees, agents, consultants, investment bankers, lawyers or other advisers (each a Relevant Person) does not, directly or indirectly:

(a)                                 solicit, initiate or encourage (including, without limitation, by the provision of non-public information) any expression of interest, offer or proposal by any person to make a Competing Takeover Bid;

(b)                                participate in any negotiations or discussions or provide any information to any person with respect to any expression of interest, offer or proposal by any person to make a Competing Takeover Bid.

6.2                               Response to unsolicited approach

Clause 6.1(b) does not prohibit any action or inaction by the Target or any Relevant Person if compliance with that prohibition would, in the opinion of the directors of the Target reasonably formed in the utmost good faith in reliance on specific written legal and other appropriate advice, constitute a breach of the duties of the directors of Target.

7                                        Takeover Offer – Variation and Waiver

7.1                               Variation

Bidder may vary the terms and conditions of the Takeover Bid if the varied terms and conditions are not less favourable to Target Shareholders than those set out in Schedule 2.

7.2                               Waiver of Conditions and extension

Subject to the Corporations Act, Bidder may declare the Takeover Bid to be free from any condition or extend the Takeover Bid at any time.

7.3          Disclosures by Target

To the extent that facts disclosed by Target pursuant to clause 8(f) constitute a breach of any condition in Schedule 2, Bidder agrees that such facts shall not constitute a breach of the condition.

8                                        Warranties

Each party represents and warrants to the other that, at the date of this agreement:

(a)                                 it is duly incorporated under the laws of the place of its incorporation;

(b)                                it has the power and authority to sign this agreement and perform and observe all its terms;

(c)                                 this agreement has been duly executed and is a legal, valid and binding agreement, enforceable against it in accordance with its terms;

(d)                                it is not bound by any contract which may restrict its right or ability to enter into or perform this agreement;

(e)                                 no resolutions have been passed and no other step has been taken or legal proceedings commenced or threatened against it for its winding up or dissolution or for the appointment of a liquidator, receiver, administrator or similar officer over any or all of its assets, and no regulatory action of any nature has been taken, which would prevent, inhibit or otherwise have a material adverse effect on its ability to fulfil its obligations under this agreement; and

(f)                                   it is not aware of any act, omission, event or fact that would result in one or more of the conditions set out in Schedule 2 being triggered, except as disclosed by the party to the other party in writing on the date of this agreement.

9                                        General

9.1                               Notices

(a)                                 Any notice, demand, request, consent, approval or other communication including, under this agreement:

(1)                                 must be in legible writing and in English addressed as shown below:

(A)                             Target

Address:                                              1 Sheridan Close
Milperra NSW 2214
Attention:                                        Mark Gardiner
Facsimile:                                           61 2 9773 0828

(B)                               Bidder

Address:                                              1106 Palms Airport Drive
Las Vegas, NV89119

Attention:                                        Jerry Smith

Facsimile:                                         +1 702 270 5161

with a copy to Susan Livingstone

Address:                                              Suite 12, 5 Michigan Drive
Oxenford
Queensland 4210

Facsimile:                                         61 7 5561 8700

or as specified to the sender by any party by notice;

(2)                                 must be signed by the sender (if a natural person) or an officer or under the common seal of the sender (if a corporation);

(3)                                 is regarded as being given by the sender and received by the addressee:

(A)                             if by delivery in person, when delivered to the addressee;

(B)                               if by facsimile transmission, whether or not legibly received, when transmitted to the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am (addressee’s time) on the following Business Day; and

(4)                                 can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)                                A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after transmission is received or regarded as received under clause 9.1(a)(3) and informs the sender that it is not legible.

(c)                                 In this clause 9.1, a reference to an addressee includes a reference to an addressee’s officers, agents or employees.

9.2                               Governing law and jurisdiction

(a)                                 This agreement is governed by the laws of New South Wales.

(b)                                Target and Bidder irrevocably submit to the non-exclusive jurisdiction of the courts of New South Wales.

9.3                               Prohibition and enforceability

(a)                                 Any provision of, or the application of any provision of, this agreement or any power which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)                                Any provision of, or the application of any provision of, this agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

(c)                                 Where a clause is void, illegal or unenforceable, it may be severed without affecting the enforceability of the other provisions in this agreement.

9.4                               Waivers and variation

(a)                                 Waiver of any right, power, authority, discretion or remedy arising from a breach of this agreement must be in writing and signed by the party granting the waiver.

(b)                                A failure or delay in exercise, or partial exercise, of a right, power, authority, discretion or remedy arising from a breach of this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

(c)                                 A variation of any term of this agreement must be in writing and signed by the parties.

9.5                               Entire Agreement

(a)                                 This agreement supersedes all previous agreements in respect of its subject matter and embodies the entire agreement between the parties in respect of its subject matter.

(b)                                Clause 9.5(a) does not affect the Non-Disclosure Agreement except clause 14 of that agreement. For the avoidance of doubt, Target has no obligation to pay any amount under clause 14 of the Non-Disclosure Agreement after execution of this agreement.

9.6                               Costs and expenses

Each party must pay its own legal costs and expenses in respect of the negotiation, preparation, completion and stamping of this agreement.

9.7                               Assignment

Neither party may assign or otherwise transfer any of its rights arising under this agreement without the prior written consent of the other party.

9.8                               Further assurances

Each party must do all things and execute all further documents necessary to give full effect to this agreement.

9.9                               Time of the essence

Time is of the essence of this agreement.

9.10                        Counterparts

This agreement may be executed in any number of counterparts.

9.11                        Attorneys

Each of the attorneys executing this agreement (if any) states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Schedule 1 – Agreed Announcement

Schedule 2 – Agreed Bid Terms

1                                        Offer Price

$1.55 (cash) per Target Share, calculated on the assumption that the Target Shares are cum all dividends and distributions declared after the Announcement Date.

2                                        Offer conditions

The Offer may be subject only to conditions substantially on the terms set out below.

(a)                                  Regulatory approvals

Before the end of the Offer Period, all approvals, consents or waivers that are required by law, or by any Public Authority, as are necessary to permit the Offer to be lawfully made to and accepted by Target Shareholders and the nominees of the Bidder to be appointed to the Board of Target and any subsidiary of Target are granted, given, made or obtained on a basis which is unconditional (except for any procedural filing requirements), remain in full force and effect in all respects, and do not become subject to any notice, intimation or indication of intention to revoke, suspend, restrict, modify or not renew the same.

(b)                                  Minimum acceptance condition

That at the end of the Offer Period, Bidder has a relevant interest in at least 90% (by number) of the Target Shares in the bid class.

(c)                                 No prescribed occurrences

That none of the following events occurs during the period beginning on the date the Bidder’s Statement is given to Target and ending at the end of the Offer Period:

(1)                                 Target converts all or any of its shares into a larger or smaller number of shares;

(2)                                 Target or a subsidiary of Target resolves to reduce its share capital in any way;

(3)                                 Target or a subsidiary of Target:

(A)                             enters into a buy-back agreement; or

(B)                               resolves to approve the terms of a buy-back agreement under section 257C(1) or 257D(1) of the Corporations Act;

(4)                                 Target or a subsidiary of Target issues shares (other than Target Shares issued as the result of the exercise of Target Options) or grants an option over its shares, or agrees to make such an issue or grant such an option other than the issue of 750,000 Target Options to the managing director if approved by a resolution of members at the annual general meeting to be held in November 2005 or any adjournment of that meeting;

(5)                                 Target or a subsidiary of Target issues, or agrees to issue, convertible notes;

(6)                                 Target or a subsidiary of Target disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;

(7)                                 Target or a subsidiary of Target charges, or agrees to charge, the whole, or a substantial part, of its business or property;

(8)                                 Target or a subsidiary of Target resolves to be wound up;

(9)                                 the appointment of a liquidator or provisional liquidator of Target or of a subsidiary of Target;

(10)                           a court makes an order for the winding up of Target or of a subsidiary of Target;

(11)                           an administrator of Target, or of a subsidiary of Target, is appointed under section 436A, 436B or 436C of the Corporations Act;

(12)                           Target or a subsidiary of Target executes a deed of company arrangement; or

(13)                           a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of the property of Target or of a subsidiary of Target.

(d)                                 No prescribed occurrences between announcement and service

That none of the events referred to in sub-paragraph 2(c)(1) to (c)(13) of this Schedule 2 happens in relation to Target during the period beginning on the Announcement Date and ending at the end of the day before the Bidder’s Statement is given to Target.

(e)                                 No action by Public Authority adversely affecting the Takeover Bid

That during the Condition Period:

(1)                                 there is not in effect any preliminary or final decision, order or decree issued by a Public Authority;

(2)                                 no action or investigation is instituted, or threatened by any Public Authority; or

(3)                                 no application is made to any Public Authority (other than an application by Bidder or any company within the Bidder Group, an application under section 657G of the Corporations Act, or an application commenced by a person specified in section 659B of the Corporations Act in relation to the Takeover Bid), in consequence of, or in conjunction with, the Takeover Bid (other than an application to, or a decision or order of, ASIC or the Takeovers Panel in exercise of the powers and discretions conferred by the Corporations Act), which restrains or prohibits or threatens to restrain or prohibit, or may otherwise materially adversely impact upon, the making of the Takeover Bid or the objectives of the Takeover Bid (including without limitation the appointment of Bidder nominees to the board of Target and any subsidiary of Target) or seeks to require the divestiture by Bidder of any Target Shares, or the divestiture of any assets by any company within the Target Group or the Bidder Group.

(f)                                   No material acquisitions, disposals, etc.

Except for any proposed transaction publicly announced by Target before the Announcement Date and any transaction undertaken by Target in its ordinary course of business, none of the following events occur during the period from that date to the end of the Offer Period:

(1)                                 Target, or any subsidiary of Target, acquires, offers to acquire or agrees to acquire (other than components to be used in the manufacture of Target’s goods)  one or more companies or assets (or an interest in one or more companies or assets) for an amount in aggregate greater than $200,000 or makes an announcement in relation to such an acquisition;

(2)                                 Target, or any subsidiary of Target, disposes, offers to dispose or agrees to dispose of (other than goods manufactured and sold by Target in the ordinary course of business) one or more companies or assets (or an interest in one or more companies or assets) for an amount in aggregate greater than $200,000 or makes an announcement in relation to such a disposal;

(3)                                 Target, or any subsidiary of Target, enters into, offers to enter into or announces that it proposes to enter into any joint venture or partnership, involving a commitment of greater than $200,000 or makes an announcement in relation to such a commitment; or

(4)                                 Target, or any subsidiary of Target, incurs or commits to, or grants to another person a right the exercise of which would involve a member of the Target Group incurring or committing to any capital expenditure or other liability of any nature (whether conditional or otherwise) in respect of one or more related items of greater than $200,000 or makes an announcement in relation to such a commitment.

(g)                                Conduct of Target’s business

That, during the Condition Period, none of Target, or (except in relation to (g)(1) or (g)(2)) any body corporate which is or becomes a subsidiary of Target, without the written consent of Bidder:

(1)                                 declares, or distributes any dividend, bonus or other share of its profits or assets;

(2)                                 makes any change in its constitution;

(3)                                 borrows or agrees to borrow any money (except for temporary borrowing from its bankers in the ordinary course of business) in an amount exceeding $50,000;

(4)                                 releases, discharges or modifies any obligation owed to it of a value exceeding $50,000 or agrees to do so (other than in the ordinary course of business by extending the time for payment under terms for sale);

(5)                                 enters or agrees to enter into any contract of service or varies or agrees to vary any existing contract of service with any director or manager, or pays (other than pursuant to the terms existing as at the date of this agreement of a contract of service) or agrees to pay any retirement benefit or allowance to any director, manager, or make or agree to make any substantial change in the basis or amount of remuneration of any director or manager  (other than in each case as required by law or provided under any superannuation, provident or retirement scheme as in effect on the Announcement Date) to the extent that any of these matters (or any combination of these matters) would give rise to a liability of the Target of an amount exceeding $100,000;

(6)                                 conducts its business otherwise than substantially in the ordinary course (although the Target may take such action as is required in connection with the Takeover Bid);

(7)                                 has commenced or threatened against it any material claims or proceedings in any court or tribunal (including, but not limited to, a petition for winding up or an application for appointment of a receiver or receiver and manager);

(8)                                 becomes subject to investigation under the Australian Securities and Investments Commission Act 2001 (Cth) or any corresponding legislation (other than in connection with the Takeover Bid).

(h)                                No force majeure event

That during the Condition Period no act of war (whether declared or not) or terrorism, mobilisation of armed forces, civil commotion or labour disturbance, fire or natural disaster, or other event beyond the control of Target or the relevant subsidiary occurs which has or is likely to have a materially adverse effect on the assets, liabilities, financial position, performance, profitability or prospects of Target and its subsidiaries taken as a whole.

(i)                                   No material adverse change in Target

That during the Condition Period no change, event or failure to act occurs, is discovered, becomes probable or imminent or becomes public which has or could reasonably be expected to have a material adverse effect on the assets, liabilities, financial position, performance, profitability or prospects of Target and its subsidiaries taken as a whole, from that as at the Announcement Date (including without limitation any revocation or non-renewal of any licence, consent, or approval or permit of a Public Authority in relation to Target, any subsidiary of Target, any business of any of them or any officer or employee of any of them).

(j)                                   No material adverse change in Bidder

That during the Condition Period no change occurs, is discovered, becomes probable or imminent or becomes public which has or could reasonably be expected to have a material adverse effect on the assets, liabilities, financial position, performance, profitability or prospects of Bidder and its subsidiaries taken as a whole, from that as at the Announcement Date (excluding any change that may arise as a consequence of the announcement or consummation of the Offer or the financing for the Offer, or that is within the sole control of, or as a direct result of action by, Bidder or its associates).

(k)                               Decline in ASX indices

That, at close of trading on the ASX on any five consecutive trading days during the Condition Period the All Ordinaries Index of ASX is at a level that is not 15% or more below the level of the index at the close of trading on 14 November 2005.

(l)                                   Decline in NASDAQ indices

That, at close of trading on NASDAQ on any five consecutive trading days during the Condition Period the NASDAQ Composite Index is at a level that is not 15% or more below the level of the index at the close of trading on 11 November 2005.

Executed as an agreement:

Signed for and on behalf of

Stargames Limited

by:

Director/Secretary	Director

Name (please print)	Name (please print)

Signed for and on behalf of

Shuffle Master, Inc.

by:

Witness	Director

Name (please print)	Name (please print)